EXHIBIT 5

Briggs and Morgan

Professional Association

2200 IDS Center

Minneapolis, MN 55402

(612) 977-8400

June 14, 2013

Wireless Ronin Technologies, Inc.

5929 Baker Road, Suite 475

Minnetonka, Minnesota 55345

Re:	Wireless Ronin Technologies, Inc.
Registration Statement on Form S-8
Amended and Restated 2006 Equity Incentive Plan
Amended and Restated 2006 Non-Employee Director Stock Option Plan

Ladies and Gentlemen:

In connection with the registration on Form S-8 under the Securities Act of an additional 1,000,000 shares of common stock to be issued under the Wireless Ronin Technologies, Inc. Amended and Restated 2006 Equity Incentive Plan and an additional 500,000 shares of common stock to be issued under the Wireless Ronin Technologies, Inc. Amended and Restated 2006 Non-Employee Director Stock Option Plan, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold pursuant to the provisions of the applicable plan, and in accordance with the registration statement, such shares will be validly issued, fully paid and nonassessable shares of common stock of Wireless Ronin Technologies, Inc.

We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

Very truly yours,

/s/ BRIGGS AND MORGAN,
Professional Association